                                                                      EXHIBIT 5


                                 June   , 1995



AMR Corporation
P.O. Box 619616
Dallas/Fort Worth Airport, Texas 75261-9616

                Registration Statement on Form S-8 pertaining to
           AMR Corporation 1988 Long Term Incentive Plan, As Amended

Ladies and Gentlemen:

         I am Senior Vice President and General Counsel of AMR Corporation, a Delaware corporation (the "Company"), and as such I am delivering this opinion to you in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to 2,700,000 shares (the "Shares") of the Company's Common Stock, par value $1.00 per share, to be awarded or purchased under the AMR Corporation 1988 Long Term Incentive Plan, As Amended (the "Plan").

         In so acting, I have examined the Plan and have examined and relied upon the originals, or copies certified to my satisfaction, of such records, documents or other instruments as in my judgment are necessary or appropriate to enable me to render the opinion set forth below.

         Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, when duly awarded or purchased in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                   Very truly yours,



                                                   Anne H. McNamara
                                                   Senior Vice President and
                                                   General Counsel